Exhibit 10.1

November 28, 2007

Mr. Bruce A. Williamson

79 Wincrest Falls

Cypress, Texas 77429

Re:	Termination of Employment Agreement and Supplemental Benefits Agreement

Dear Bruce:

This letter is written to document certain agreements between Dynegy Inc. (“Dynegy”) and you regarding your employment agreement with Dynegy, dated October 18, 2002, and as subsequently amended (the “Employment Agreement”), and your eligibility to receive certain benefits, as discussed below.

I. Employment Agreement

Both Dynegy and you have determined that continued maintenance of your Employment Agreement after the expiration of its current Term (as defined in the Employment Agreement) on December 31, 2007, is no longer required with respect to your employment with Dynegy or one of its subsidiaries or affiliates (collectively, the “Company”). Accordingly, this letter serves as formal written notice by Dynegy and you, pursuant to Paragraph 2(a) of the Employment Agreement, that both parties have hereby elected to not extend the Term of the Employment Agreement. As a result, the Employment Agreement will terminate effective December 31, 2007.

II. Supplemental Benefits

In addition to the other Company benefits that are otherwise available for officers of the Company, effective January 1, 2008, you will be eligible to receive the following benefits in accordance with the terms and conditions of this agreement or the particular plan or policy, as applicable:

A. Change in Control Severance Benefits

For the period of time that the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, as currently amended and as the same may be further amended or supplemented from time to time (the “Second Supplement”), remains in effect, and assuming your continued employment with the Company, you will be eligible to receive, pursuant to this agreement, the severance benefits of a Level One Covered Individual (as defined in the Second Supplement) under the Second Supplement in accordance with the terms and conditions of the Second Supplement, which are incorporated herein by reference except as such terms and conditions are otherwise modified herein, provided you agree to all such terms and conditions. (In the event the Second Supplement is replaced by a successor change in control severance plan, you will be eligible to participate in such successor plan.)

Mr. Bruce A. Williamson

November 28, 2007

You hereby agree to all terms and conditions of the Second Supplement, including but not limited to, the provisions of Section1 3.5 (Confidentiality/Noncompete/Nonsolicitation), with the following modifications for purposes of this agreement:

1. Section 2.1(c)(2) is hereby modified to require a material diminution in your annual base salary from the annual base salary provided to you immediately prior to the date on which a Change in Control (as defined in the Second Supplement) occurs;

2. By your execution of this agreement, you are eligible to receive the same severance benefits hereunder as a Level One Covered Individual under the Second Supplement who signed the letter described in Section 2.1(h) on or before April 1, 2007;

3. Upon your entitlement to receive severance benefits hereunder, the lump sum payments described in Subsections 3.1(a) and (b) shall be paid to you in accordance with the terms and conditions hereof no later than March 15th of the calendar year following the year in which your Involuntary Termination (as defined in the Second Supplement) occurs;

4. Outplacement services and benefits under Section 3.1(e) will be provided in accordance with Internal Revenue Code Section 409A and the regulations and guidance issued thereunder (“Code Section 409A”); and

5. You are not entitled to receive a Gross-up Payment (as defined in the Second Supplement) under Section 3.4 (you will be covered under a separate excise tax reimbursement policy of the Company).

Each of the payments of severance, continued medical and outplacement benefits provided herein are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B), and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, and (B) any additional payments that are made on or before the last day of the second calendar year following the year of your termination and do not exceed the lesser of two times your base salary in the year prior to your termination or two times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A. All amounts paid to you for reimbursement of any

[1]	All Section references herein shall refer to Sections of the Second Supplement.

Mr. Bruce A. Williamson

November 28, 2007

medical expense will be paid to you not later than the last day of the calendar year following the year in which you incur such medical expense. Since you are a “specified employee” within the meaning of Code Section 409A, to the extent the payments to be made during the first six (6)-month period following your termination of employment exceed such exempt amounts or are otherwise subject to the six (6)-month payment delay requirements of Code Section 409A, those payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after your termination.

B. Death Benefits

In addition to the death benefits provided by the Company to you, which currently comprise life insurance coverage in the amount of one times your annual base salary, during your employment with the Company, the Company will reimburse you for the annual premium cost associated with an individual term life policy on your life, with a coverage amount not to exceed One Million Dollars ($1,000,000.00), which policy shall be purchased and owned by you (or a trust that you may select to own such policy). All premium reimbursement amounts will be paid to you as soon as administratively reasonable but in no event later than the last day of the calendar year following the year in which you incur such premium cost.

In the event of your death, for a period of twelve (12) months from the date of your death, your family shall be eligible to receive all medical, dental and vision benefits that the Company was maintaining for you and/or your family as of the date of your death, at the same contribution and premium rates as may be charged to active employees during such period. Such twelve (12)-month period shall run concurrently with the applicable COBRA period.

C. Disability Benefits

In addition to the long-term disability benefits provided by the Company to you, which currently comprise salary continuation of up to 60% of your monthly base salary (subject to a monthly maximum of $25,000 pursuant to the terms and subject to the conditions of the Company’s long-term disability plan, in the event you become Disabled (as defined below) during your employment with the Company, you will receive a lump sum payment equal to twelve (12) months of your Base Salary (as defined below). Such payment will be paid to you as soon as administratively reasonable but in no event later than the 15th day of the third month of the calendar year following the year that you are determined to be Disabled. In addition, to the extent that such payment to you results or will result in an offset of any long-term disability payments that are otherwise payable to you under a long-term disability plan maintained by the Company, the Company shall make an additional lump sum payment to you that is equal to the amount of such offset payments, as soon as administratively reasonable but in no event later than the 15th day of the third month of the calendar year following the year that you are determined to be Disabled. For purposes of this Paragraph C, “Disabled” means that a determination has been made that you are disabled for purposes of being eligible to receive disability benefits under the Company’s long-term disability plan (or Social Security disability benefits at a time when the

Mr. Bruce A. Williamson

November 28, 2007

Company does not maintain a long-term disability plan or such plan is not available to you). For purposes of this Paragraph C, “Base Salary” means your regular base salary on the date you are determined to be Disabled but excluding all bonuses, expense reimbursements, benefits paid under any plan maintained by the Company and all equity awards of any type.

D. Vacation Benefits

You are entitled to receive four (4) weeks of paid vacation per annum.

E. Tax Withholding

Any benefits paid or provided pursuant to this agreement will be subject to the required tax withholding.

F. Section 409A

It is the parties’ intention that this agreement will not result in unfavorable tax consequences to you under Code Section 409A. Accordingly, you consent to any amendment of this agreement as Dynegy may reasonably make in furtherance of such intention, and Dynegy shall promptly provide you with a copy of such amendment. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to you. This paragraph does not create an obligation on the part of Dynegy to modify this agreement and does not guarantee that the amounts or benefits owed under this agreement will not be subject to interest and penalties under Code Section 409A.

This agreement shall supercede any and all existing oral or written agreements, representations or warranties between Dynegy and you regarding the subject matter hereof. Except as otherwise provided herein, this agreement may not be amended except by written agreement of both parties.

Mr. Bruce A. Williamson

November 28, 2007

This agreement is executed as of the date first set forth above and effective as set forth herein.

Dynegy Inc.

By:	/s/ J. Kevin Blodgett
J. Kevin Blodgett
General Counsel and Executive Vice President, Administration

Agreed and Accepted:

/s/ Bruce A. Williamson
Bruce A. Williamson

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